EXHIBIT 99.1

Vical Reports Second Quarter 2017 Financial and Operational Results

SAN DIEGO, Aug. 08, 2017 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three months ended June 30, 2017. Net loss for the second quarter of 2017 was $3.3 million, or $0.30 per share, compared with a net loss of $1.3 million, or $0.14 per share, for the second quarter of 2016. Revenues for the second quarter of 2017 were $3.4 million, compared with revenues of $4.1 million for the second quarter of 2016, reflecting revenues from Astellas Pharma Inc. for manufacturing services performed under ASP0113 collaborative agreements.

Vical had cash and investments of $37.3 million at June 30, 2017. The Company’s net cash burn for the first six months of 2017 was $3.6 million, which was consistent with the Company’s full year guidance of between $8 million and $11 million.

Program updates include:

ASP0113 CMV Therapeutic Vaccine

  The multinational Phase 3 registration trial in HCT recipients completed enrollment in September 2016 with a total of 515 subjects and is nearing completion of the one year follow-up period. The primary endpoint of the trial is a composite of overall mortality and CMV end organ disease which will be assessed one year after transplantation. Astellas expects top-line data to be available in the first quarter of 2018. Vical and Astellas continue to make progress towards a potential BLA filing in 2018. Assuming a successful trial outcome, Astellas intends to commercialize ASP0113 in North America, Europe, and Asia.

VCL-HB01 HSV-2 Therapeutic Vaccine

  Vical is developing a HSV-2 therapeutic vaccine to reduce lesion recurrences in patients with symptomatic genital herpes infection. Its VCL-HB01 vaccine encodes two full-length HSV-2 antigens gD and UL46, and is formulated with Vical’s proprietary adjuvant, Vaxfectin®. The vaccine is being evaluated in a Phase 2 study in healthy adult subjects, 18 to 50 years of age who are randomized 2:1 to receive either vaccine or placebo. Recruitment of 261 subjects at 15 U.S. clinical sites was completed in April 2017 and 4-dose vaccination series was completed in July 2017. All active subjects are currently being monitored for lesion recurrences during a 12-month follow-up period. The primary endpoint of the study is annualized recurrence rate which is a clinically meaningful endpoint for both patients and treating physicians as it provides important information on the number of recurrences over time in this chronic disease setting. Vical remains on target to deliver top-line results during the second quarter of 2018.

VL-2397 Antifungal

  Vical is developing its novel antifungal, VL-2397, for the treatment of patients with invasive fungal infections.  Vical plans to conduct a Phase 2 efficacy study to evaluate VL-2397 for the treatment of invasive aspergillosis. This life-threatening infection typically affects the lungs of immunocompromised patients and represents a major unmet medical need given the high mortality rate despite availability of current antifungal therapies.  The FDA has granted Vical Qualified Infectious Disease Product (QIDP), Orphan Drug and Fast Track designations to VL-2397 for the treatment of invasive aspergillosis. Under the QIDP designation Vical has interacted intensively with the FDA on the design of the Phase 2 trial and in exploring an expedited development pathway for VL‑2397. The Company intends to initiate the trial in the fourth quarter of 2017.

Vical will conduct a conference call and webcast today, August 8, at noon Eastern Time, to discuss the Company’s financial results and program updates with invited participants. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (719)325-4771 (preferred), or (888)417-2254 (toll-free), and reference confirmation code 6860083. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719)457-0820 (preferred) or (888)203-1112 (toll-free) and enter replay passcode 6860083. The webcast will also be available live and archived through the events page at www.vical.com. For further information, contact Vical’s Investor Relations department by phone at (858)646-1127 or by e-mail at ir@vical.com.

About Vical

Vical develops biopharmaceutical products for the prevention and treatment of chronic or life-threatening infectious diseases, based on its patented DNA delivery technologies and other therapeutic approaches. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, as well as anticipated developments in independent and collaborative programs, including the plans, timing of initiation, enrollment and announcement of data for clinical trials. Risks and uncertainties include whether Vical or others will continue development of ASP0113, Vical’s HSV-2 vaccine, VL-2397 or any other independent or collaborative programs; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether enrollment in on-going trials will continue at current rates; whether Vical or its collaboration partners will be able to obtain regulatory allowances or guidance necessary to proceed with proposed clinical trials or implement anticipated clinical trial designs; whether on-going or planned clinical trials will be initiated or completed on the timelines Vical currently expects, whether any product candidates will be shown to be safe and efficacious in clinical trials; whether Vical is able to continue its collaborative arrangements or enter into new ones; whether Vical will have access to sufficient capital to fund its planned development activities; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended		Six Months Ended
Statements of Operations	June 30,		June 30,
(in thousands, except per share amounts)	2017	2016	2017	2016
Revenues:
Contract revenue	$3,369	$3,630	$6,270	$7,718
License and royalty revenue	52	492	356	1,008
Total revenues	3,421	4,122	6,626	8,726
Operating expenses:
Research and development	3,639	2,303	6,939	4,781
Manufacturing and production	1,602	1,221	2,911	4,067
General and administrative	1,591	1,919	3,100	3,709
Total operating expenses	6,832	5,443	12,950	12,557
Loss from operations	(3,411)	(1,321)	(6,324)	(3,831)
Net investment and other income	91	66	180	153
Net loss	$(3,320)	$(1,255)	$(6,144)	$(3,678)
Basic and diluted net loss per share	$(0.30)	$(0.14)	$(0.55)	$(0.40)
Weighted average shares used in computing
basic and diluted net loss per share	11,139	9,240	11,121	9,232

Balance Sheets			June 30,	December 31,
(in thousands)			2017	2016
Assets:
Cash, cash equivalents, and marketable
securities, including restricted			$35,174	$38,932
Other current assets			11,345	8,935
Total current assets			46,519	47,867
Long-term investments			2,159	2,046
Property and equipment, net			749	1,173
Other assets			1,356	1,198
Total assets			$50,783	$52,284

Liabilities and stockholders' equity:
Current liabilities			$10,983	$7,145
Stockholders' equity			39,800	45,139
Total liabilities and stockholders' equity			$50,783	$52,284

Contacts:

Andrew Hopkins
(858) 646-1127
Website:  www.vical.com

Anthony Ramos
Vice President and Chief Financial Officer